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Exhibit 5.1

April 25, 2003

Board of Directors
XM Satellite Radio Holdings Inc.
1500 Eckington Place, N.E.
Washington, D.C. 20002

Ladies and Gentlemen:

        We are acting as special counsel to XM Satellite Radio Holdings Inc., a Delaware corporation (the "Company"), in connection with its registration statement on Form S-3, as amended (File No. 333-102966) (the "Registration Statement"), filed with the Securities and Exchange Commission on April 25, 2003 and relating to the proposed public offering of up to 101,713,219 shares of the Company's Class A common stock, par value $.01 per share (the "Shares"), all of which shares are to be sold by certain investors. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of the following documents:

  1.
  An executed copy of the Registration Statement.

  2.
  The Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on January 17, 2003 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect and the Certificate of Amendment to Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on March 28, 2003 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

  3.
  The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the "Bylaws").

  4.
  The executed Second Amended and Restated Registration Rights Agreement, by and among the Company and the holders of the Company's securities named therein, dated as of January 28, 2003, filed as Exhibit 99.1 to the Registration Statement.

  5.
  The executed Note Purchase Agreement, dated as of December 21, 2002 by and among the Company, XM Satellite Radio Inc. ("XM"), and each of the parties (the "New Investors") listed on Attachment 1 thereto (the "Note Purchase Agreement") relating to the sale of the 10% senior secured discount convertible notes due 2009 of the Company and XM (the "Notes").

  6.
  The executed Amendment No. 1 to the Note Purchase Agreement, dated as of January 16, 2003, by and between the Company, XM and certain New Investors (the "NPA Amendment").

  7.
  The five executed Joinder Agreements, each dated as of January 16, 2003, by and between the Company, XM and (1) BayStar Capital II, LP and BayStar International II, LP, (2) Everest Capital Master Fund LP and Everest Capital Senior Debt Fund LP, (3) Prism Partners Offshore Fund, Prism Partners I, L.P. and Prism Partners II Offshore Fund, (4) U.S. Trust Company and (5) SF Capital Partners, Ltd., respectively (the "Joinder Agreements").

  8.
  The executed Side Letter, dated as of January 28, 2003, by and between the Company, XM, U.S. Trust Company, Superius Securities Group, Inc. Money Purchase Plan, Black Bear Fund I, L.P., Black Bear Fund II, L.L.C., Black Bear Offshore Master Fund Limited, Paul Greenwald and Michael Harris (the "U.S. Trust Side Letter," and together with the Note Purchase Agreement, the NPA Amendment and the Joinder Agreements, the "Transaction Documents").

  9.
  Resolutions of the Board of Directors of the Company adopted at meetings held on December 19, 2002 and January 23, 2003, and by written consent dated January 16, 2003, each as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance and sale of the Shares and arrangements in connection therewith.

        In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

        Based upon, subject to and limited by the foregoing, we are of the opinion that following effectiveness of the Registration Statement and issuance of the Shares in accordance with the terms of the Notes and the Transaction Documents, the Shares will be validly issued, fully paid, and nonassessable.

        This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                      Very truly yours,

                      /s/ HOGAN & HARTSON L.L.P.

                      HOGAN & HARTSON L.L.P.

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  Exhibit 5.1